Generation Income Properties Announces Preferred Equity Reduction and Extension of Preferrd Equity Mandatory Redemption Date

TAMPA, Fla., September 4, 2026 – Generation Income Properties, Inc. (NASDAQ: GIPR) ("GIPR" or the "Company") today provided an update on its ongoing efforts to simplify its capital structure, reduce higher-cost capital obligations and strengthen its financial position.

The Company has reached an agreement with Loci Capital providing for the extension of the mandatory redemption date of Loci Capital's preferred equity interest in GIP VB SPE, LLC ("GIPR Portfolio Co") to September 30, 2026. Pursuant to a payoff letter dated August 31, 2026, the redemption amount is approximately $4.2 million if the redemption occurs on or before September 30, 2026.

The outstanding preferred equity balance has been reduced substantially from approximately $20 million in 2025 to approximately $4.2 million today, reflecting the Company's continued efforts to reduce its outstanding capital obligations and improve its balance sheet.

Upon payment of the redemption amount, Loci Capital's interest in GIPR Portfolio Co. will be fully redeemed, and Loci Capital will no longer have any interests, rights, liabilities or obligations with respect to GIPR Portfolio Co. and its affiliates, owners, managers or stakeholders.

"Over the past several months, we have remained focused on simplifying our balance sheet, reducing our capital obligations and strengthening our financial position," said David Sobelman, Chief Executive Officer of Generation Income Properties. "Reducing the Loci preferred equity balance from approximately $20 million to approximately $4 million represents meaningful progress. We are actively working on efforts to complete the full redemption on or before September 30, which would mark another important step toward a more streamlined capital structure and greater financial flexibility for the Company."

Management believes the reduction to date, together with the planned elimination, of the Loci Capital preferred equity interest, together with the Company’s ongoing balance sheet initiatives, represents meaningful progress in the Company's efforts to strengthen its financial position and support long-term shareholder value. There is no assurance that the Company will be able to fully redeem the preferred equity balance by September 30, 2026.

Additional public announcements regarding the Company's balance sheet initiatives and efforts to redeem the preferred equity will be made as information available.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. When used in this press release, in future filings with the Securities and Exchange Commission (the “SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “continue,” “anticipate,” “will,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions, are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Statements regarding the Company's plans to redeem outstanding preferred equity interests and future financing activities may be forward-looking statements. Such statements are based on current expectations of management of the Company and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the risk that the Company may not be able to timely redeem outstanding preferred equity and the risk that additional sources of capital may not be available to the Company on acceptable terms. Please also refer to the risks detailed from time to time in the reports that the Company files with the SEC, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2025 filed with the SEC on April 3, 2026, as well as the Company's subsequent filings on Form

10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor Relations Contact

Generation Income Properties, Inc.

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

ir@gipreit.com

(813) 448-1234